Exhibit 10.17
EXECUTION COPY
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (this “Agreement”), is effective this 14th day of April, 2004, (the “Effective Date”) between Vocus Europe Limited, a private company registered in England and Wales as company number 04462780 and having its registered office at 187A Field End Road, Eastcote, Middlesex, HA5 1QR (the “Corporation”), and Andrew Muir (the “Executive”).
W I T N E S S E T H :
     WHEREAS, the Corporation is a wholly-owned subsidiary of the Vocus, Inc., a corporation organised under the laws of the State of Maryland, United States of America (the “Parent”);
     WHEREAS, the Corporation wishes to employ the Executive on the terms and conditions in this Agreement; and
     WHEREAS, the Executive desires to accept such employment;
     NOW THEREFORE, in consideration of the promises and mutual agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE 1
Employment
     Section 1.01. Agreement and Term. The Corporation hereby employs the Executive subject to the terms of this Agreement as Managing Director — Vocus International, or in a similar senior manager level position responsible for the Parent’s international business operations conducted outside of North America, and the Executive hereby accepts said employment and agrees to render such services to the Corporation, on the terms and conditions set forth in this Agreement. If deemed appropriate by the Corporation, the Executive may be assigned to another subsidiary of the Parent (a “Subsidiary”) or to the Parent itself, and he will serve as an officer and/or director or in any such capacity as the Corporation may direct of such Subsidiary or of the Parent under the same terms and conditions as are set forth in this Agreement. This Agreement shall expire in accordance with Article 3 hereof.
     Section 1.02. Duties. During the term of this Agreement, the Executive shall: (a) devote his full working time and attention and use his best efforts to further the interests of the Corporation (and any Subsidiary); and (b) perform such services for the Corporation as may be directed from time to time by the President, Chief Executive Officer, or the Board of Directors of the Parent.

     Section 1.03. Directorships.
     (a) The Executive shall accept appointment as a director of the Corporation and of any such other company as the Board of Directors may require in connection with his appointment under this Agreement and he shall resign without claim for compensation from office as a director of any such company at any time on request by the Corporation, which resignation shall not affect the continuance in any way of this Agreement. The Executive shall immediately account to the Corporation for any director’s fees or other emoluments, remuneration or payments either receivable or received by him by virtue of his holding office as such director as aforesaid (or waive any right to the same if so required by the Corporation).
     (b) Upon the termination of the Executive’s employment with the Corporation however arising and for whatsoever reason the Executive shall, upon the resolution of the Board of Directors (in such respect of which the Executive’s vote shall be disregarded for all purposes relating to his employment by the Corporation or his continued membership on the Board of Directors), resign without claim for compensation (but without prejudice to any claim he may have for damages for breach of this Agreement) from:
          (1) office as a director of the Corporation or of any other company in which he holds a directorship at the Corporation’s request; and
          (2) from all offices held by him in any or all of such companies; and
          (3) all trusteeships held by him of any pension scheme or other trusts established by the Corporation or any other company with whom the Executive has had dealings as a consequence of his employment by the Corporation.
     (c) Should the Executive fail to resign from office as a director or from any other office or trusteeship in accordance with Section 1.03(a) or (b), either during his employment, when so requested by the Corporation, or on termination thereof, the Corporation is hereby irrevocably authorised to appoint a person in his name and on his behalf to execute any documents and to do all things required to give effect to the resignation.
     (d) Save with the prior agreement in writing of the Board of Directors of the Parent, the Executive shall not, during the continuance of this Agreement, resign from any office as a director of the Corporation, of any other company in which he holds a directorship at the Corporation’s request or do anything that would cause him to be disqualified from continuing to act as a director.

     Section 1.04. Place of Employment. While the Executive’s initial place of employment will be London, England, he will work and/or travel to such places (inside and outside the United Kingdom) as the Corporation may reasonably require from time to time.
ARTICLE 2
Compensation and Benefits
     Section 2.01. Base Salary. For services rendered hereunder by the Executive, the Corporation shall compensate and pay the Executive for his services during the term of this Agreement at a base salary of GBP 95,000 per year (the “Base Salary”), payable monthly. The Executive will not be entitled to any overtime payment for services rendered in connection with this Agreement.
     Section 2.02. Incentive Compensation.
     (a) In addition to the Base Salary in Section 2.01, the Executive shall receive the following commissions and bonuses in connection with Vocus International subscriptions and services sold by or under the direction of the Executive during the Term:
          (1) a commission of ten percent (10%) of the aggregate Net Sales under each Subscription Agreement through each calendar year or earlier if the termination of this Agreement. “Net Sales” means the sum total of all sales under a Subscription Agreement less any applicable third party reseller royalties and sales charge backs for uncollected amounts, as determined solely by the Corporation;
          (2) for the first GBP 280,000 in Net Sales from the Executive’s efforts during any calendar year, a bonus of GBP 14,000 (which amount shall not be pro-rated); and
          (3) for each GBP 55,000 in Net Sales from the Executive’s effort during any calendar year which exceeds GBP 280,000, a bonus of GBP 5,500 (which amount shall not be pro-rated.
     (b) In the event of termination of this Agreement, the Corporation shall pay to Executive all commissions and bonuses due under this Section 2.02 based on sales closed during a calendar year and subsequently collected by the Corporation, provided that such sales are collected by the Corporation within 60 days after termination of this Agreement.

     Section 2.03. Contingent Stock Option Grant. If the Corporation has GBP 280,000 in Net Sales from the Executive’s efforts during calendar year 2004, the Executive shall receive, in addition to such other commissions and bonuses described in Section 2.02, an incentive stock option grant from the Parent providing for: (1) 25,000 shares of the Parent’s “Incentive Stock” (as such term is defined in the Parent’s 1999 Stock Incentive Plan (the “Plan”)), (2) an “Exercise Price” equal to 100% of the “Fair Market Value” (as each such term is defined in the Plan) of the Parent’s Incentive Stock on the date of the grant, and (3) vesting in four equal annual installments beginning on the first anniversary of the option grant (i.e., 25% to vest on each of the first, second, third and fourth anniversaries of the grant). The option grant will be made pursuant to a stock option agreement in substantially the same form attached hereto as Exhibit A, subject, however, to such changes, if any, as the Parent may make from time to time to its form of stock option agreement or to the Plan.
     Section 2.04. Pension. The Corporation does not have an occupational pension scheme and the Executive is therefore responsible for making his own pension provision. However, the Corporation will contribute an amount equal to 7% of the Executive’s base salary in each pay period to an approved plan of the Executive’s choice.
     Section 2.05. Tax Withholding. All payments required to be made by the Corporation hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Corporation may reasonably determine should be withheld pursuant to any applicable law or regulation.
     Section 2.06. Policies and Benefits. Except as otherwise provided herein, the Executive’s employment shall be subject to the personnel policies which apply generally to the Corporation’s employees (or if Executive is employed by a Subsidiary or the Parent, such Subsidiary’s or the Parent’s employees) as the same may be interpreted, adopted, revised or deleted from time to time, during the term of this Agreement, by the Corporation in its sole discretion.
     Section 2.07. Expenses. The Corporation shall reimburse the Executive or otherwise provide for or pay for all authorized expenses reasonably incurred by the Executive in furtherance of, or in connection with the business of the Corporation, including, but not by way of limitation, travelling expenses, communication expenses, and all reasonable entertainment expenses, subject to the travel and entertainment or expense reimbursement policies established by the Corporation from time to time.

     Section 2.08. Holidays.
     (a) The Corporation’s holiday year commences on January 1 and expires on December 31 (the “Holiday Year”).
     (b) In addition to statutory and bank holidays, the Executive shall be entitled to paid holiday in each Holiday Year of twenty-five (25) calendar days and as shall be approved by the Board of Directors in advance. In the absence of the Board of Director’s agreement, holiday must be taken in the Holiday Year in which it accrues.
     (c) Upon termination of this Agreement the Executive shall be entitled to payment in lieu of any untaken outstanding holiday entitlement in the Holiday Year during which his employment terminates.
     (d) Upon termination of the Executive’s employment under this Agreement, the Corporation shall be entitled to deduct from any sum owed by the Corporation to the Executive a sum representing overpayment of salary with respect to holiday which the Executive has taken in excess of his accrued holiday entitlement as at the date of the termination of his employment and the Executive hereby authorises the Corporation pursuant to the Employment Rights Act 1996 to make such deduction.
     (e) For the purposes of calculation of holiday entitlement under paragraphs (c) and (d) above, holiday entitlement shall be taken to accrue at the rate of two (2) days per completed month in a Holiday Year and payments in lieu of or deductions with respect to holidays shall be calculated as 1/365th of the Executive’s salary for each day’s holiday.
ARTICLE 3
Termination
     Section 3.01. General Provisions. The date on which this Agreement (and the employment of the Executive) shall terminate (the “Termination Date”) will be the earlier of: (1) ninety days written notice of termination by either party in the manner set forth in Section 5.02 of this Agreement; or (2) the date of the Executive’s death.
     Section 3.02. Consequences of Termination of the Executive’s Employment. If the Executive’s employment hereunder is terminated for any reason including death then the Corporation’s obligation to pay any Base Salary and the Executive’s participation in any Benefit Plan shall cease as of the date of termination (in accordance with applicable law and the provisions of such plan).

     Section 3.03. Garden Leave. The Executive agrees:
     (a) that the Corporation may, in its absolute discretion, require the Executive not to render all or any of his duties under this Agreement and/or exclude him from any premises of the Corporation or of any Controlled Group (without providing any reason therefor); and
     (b) that such action taken on the part of the Corporation shall not constitute a breach of this Agreement of any kind whatsoever in respect of which the Executive has any claim against the Corporation;
provided always that throughout the period of any such action the Executive shall have no entitlement to contractual benefits (other than salary).
     Section 3.04. Payment in Lieu of Notice. (a) As an alternative to serving notice pursuant to Section 3.01, the Corporation may, in its absolute discretion, terminate this Agreement without prior notice and make a payment in lieu of the basic salary (but not the other benefits) to which the Executive would have been entitled during the period of notice of termination provided under Section 3.01.
     (a) Once notice has been given, either by the Corporation or the Executive pursuant to Section 3.01, the Corporation may, in its absolute discretion, at any time during such notice terminate this Agreement and make a payment in lieu of the basic salary (but not the other benefits) to which the Executive would have been entitled during the unexpired period of notice.
     Section 3.05. Survival. All provisions of this Agreement, including this Article 3 and Article 4, shall survive the termination of the Executive’s employment hereunder.
     Section 3.06. Cooperation with Corporation after Termination of Employment. Following termination of the Executive’s employment for any reason, the Executive shall fully cooperate with the Corporation in all matters relating to the winding up of his pending work on behalf of the Corporation, including any litigation in which the Corporation is involved, and the orderly transfer of any such pending work to other employees of the Corporation as may be designated by the Corporation. The Corporation agrees to reimburse the Executive for any authorized out-of-pocket expenses he reasonably incurs in performing any work on behalf of the Corporation following the termination of his employment, subject to the travel and entertainment or expense reimbursement policies established by the Corporation from time to time.

ARTICLE 4
Confidentiality, Non-Solicitation,
Non-Competition And Inventions
     Section 4.01. General Provisions. The consideration for the provisions of this Article 4 includes the employment of the Executive by the Corporation and other good and valuable consideration. This Article 4 shall survive any termination of this Agreement. This Article 4 is entered into by the Corporation as agent for the Parent and for the Controlled Group (as defined in Section 4.02 below) and for the avoidance of doubt shall be enforceable by the Corporation for and on behalf of the Parent and/or the Controlled Group.
     Section 4.02. Certain Definitions. The following terms shall have the meanings set forth below:
     “Affiliate” shall mean with respect to any Person, any other Person that directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control,” “controlled by,” and “under common control with” means the direct or indirect possession of ordinary voting powers to elect a majority of the board of directors or comparable body of any Person.
     “Conflicting Services” means any product, service or process of any person or organization other than the members of the Controlled Group, which directly competes with a product, service or process performed, offered or owned by any member of the Controlled Group with which the Executive was concerned during his employment under this Agreement or in respect of which the Executive had within the twelve (12) months prior to the Termination Date access to any Protected Information.
     “Controlled Group” means the Parent and any other entity which the Parent directly or indirectly controls.
     “Customer or Potential Customer” means each and every Person: (A) with whom or with which at any time in the twelve (12) months prior to the Termination Date the Executive (or any individual directly supervised by the Executive) had business dealings; and (B) who or which, at any time during the twelve (12) months prior to the Termination Date: (a) contracted for, was billed for, or received services from any member of the Controlled Group; (b) was in contact with the Executive concerning the Controlled Group’s products or services or with another representative of the Controlled Group of which contact the Executive knew or should have been aware; (c) the Controlled Group solicited or planned to solicit, to the extent that the Executive was involved, or was aware, or should have been aware; or (d) had any distribution, supply, partnering, alliance, or other agreement or arrangement with the Controlled Group.
     “Person” means an individual, corporation, limited liability company, partnership, joint venture, trust or unincorporated organization, or a federal, state, city, municipal or foreign government, or any agency or political subdivision thereof.

     Section 4.03. Confidentiality and Return of the Corporation’s Property.
     (a) The Executive acknowledges that, in and as a result of his employment by the Corporation, the Executive shall or may be making use of, acquiring and/or adding to Protected Information. The Executive agrees that he shall not, except with the prior written consent of the Corporation, at any time during or following the term of the Executive’s employment by the Corporation, directly or indirectly, disclose, divulge, reveal, report, publish, transfer or use, for any purpose whatsoever, any of such Protected Information.
     (b) For purposes of this Agreement, the term “Protected Information” shall mean any and all confidential or proprietary information or trade secrets of the Controlled Group (whether or not reduced to writing and whether or not patentable or protectible by copyright) which the Executive receives, receives access to, or develops or has received, received access to, or developed, in whole or in part, directly or indirectly, in connection with the Executive’s employment with any member of the Controlled Group (in any capacity, whether executive, managerial, planning, technical, sales, research, development, manufacturing, engineering or otherwise) or through the use of any member of the Controlled Group’s facilities or resources, including any of the following materials and information:
          (1) Application, Internet, operating system, data base, communication and other computer software, whether now or hereafter existing, developed for use on any operating system or platform, all modifications, enhancements and versions and all options available with respect thereto, and all future products developed or derived therefrom;
          (2) Source and object codes, flowcharts, algorithms, coding sheets, routines, sub-routines, compilers, assemblers, design concepts and related documentation and manuals;
          (3) Production processes, marketing techniques and arrangements, mailing lists, purchasing information, pricing policies, quoting procedures, financial information, customer and prospect names and requirements, employee, customer, supplier and distributor data, and the manner in which the Controlled Group does business;
          (4) Discoveries, concepts and ideas including the nature and results of research and development activities, processes, formulas, inventions, computer-related equipment or technology, techniques, “know-how,” designs, drawings and specifications;
          (5) Trade secrets, systems, programs, procedures, manuals, confidential information, reports and communications, agreements with or terms of any relationship or agreement with or proposal to, and lists, contacts, and/or electronic mail addresses of, Customers or Potential Customers, distributors, and strategic partners; and any information or materials received by the Controlled Group from third parties in confidence (or subject to nondisclosure or similar covenants);

          (6) Any other materials or information related to the business or activities of the Controlled Group which are not generally known to others engaged in similar businesses or activities; and
          (7) All ideas which are derived from or relate to the Executive’s access to or knowledge of any of the above enumerated materials and information.
     (c) The undertakings and obligations of the Executive under this Section 4.03 shall not apply to any Protected Information which:
          (1) is published or is otherwise in the public domain at the time of disclosure other than as a result of any act or omission by the Executive in breach of this Agreement;
          (2) is approved for release by written authorization of the President, Chief Executive Officer or Chief Financial Officer of the Parent;
          (3) is required to be disclosed to be disclosed under applicable law or by a valid subpoena or other court or government order, only after the Parent is notified in writing by the Executive in advance of any purported required disclosure, and the Parent is provided the opportunity to seek a protective order or other appropriate remedy and provided that the Executive cooperates reasonably with the Parent in the Parent’s efforts to obtain such order or remedy;
          (4) constitutes a “qualifying disclosure” within the meaning of the UK Public Interest Disclosure Act 1998 and is disclosed in accordance with the provisions of that Act; or
          (5) is demonstrated or shown by the Executive to prospective employers after the Executive’s employment hereunder terminates, but only if (A) the Executive has delivered an executed release to the Corporation in form and substance satisfactory to the Corporation, releasing the Corporation from any and all claims under this Agreement, (B) the Executive demonstrates to the Corporation’s satisfaction, that the Person to which the Protected Information is being demonstrated or shown (the “Prospective Employer”) is not providing (and does not intend to provide directly or through an Affiliate), any Conflicting Services and (C) the Prospective Employer executes and delivers to the Corporation a confidentiality agreement, in form and substance satisfactory to the Corporation.

     (d) Failure to mark any of the Protected Information as confidential, proprietary or Protected Information shall not affect its status as part of the Protected Information under the terms of this Agreement.
     (e) At any time requested by the Corporation and/or at termination of the Executive’s employment for any reason, the Executive or his successors or agents will promptly deliver to the Corporation all property and materials in any form belonging to or relating to any member of the Controlled Group, or the business of the Controlled Group or any Customers or Potential Customers, including the property listed on Schedule A to this Agreement, which may be amended from time to time by the Corporation (the “Corporation Property”). Following such request by the Corporation or termination of employment, the Executive agrees not to download or keep copies of Corporation Property in any hard or soft format. The Executive further agrees that the Executive has no ownership or interest in any Corporation Property.
     (f) Third Party Information. The Executive recognizes that the Corporation has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Corporation’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any Person or to use it except as necessary in carrying out his work for the Corporation consistent with the Corporation’s agreement with such third party.
     Section 4.04. Non-Solicitation.
     (a) The Executive agrees that, during the Executive’s employment hereunder and for a period of twelve (12) months following the Termination Date, the Executive will not directly, indirectly, or in concert with any other Person, whether as a proprietor, partner, co-venturer, financier, investor, director, officer, employer, employee, servant, agent, representative, consultant or otherwise:
          (1) request, induce, or attempt to induce any Customer or Potential Customer to terminate its relationship with any member of the Controlled Group;
          (2) perform any Conflicting Services for a Customer or Potential Customer; or
          (3) offer employment to or solicit (directly or indirectly, individually or in connection with any new employer or other business partner) any individual with whom the Executive had business dealings during the twelve (12) months prior to the Termination Date and
     (A) who is a senior employee of the Controlled Group, or

     (B) who was a senior employee of the Controlled Group and had left the employ of the Controlled Group within the preceding one (1) year, regardless of who initiates the contact or how the person comes to the Executive’s attention.
     Section 4.05. Non-Disparagement. The Executive agrees that, during the Executive’s employment hereunder and following the Termination Date, shall not disparage the Controlled Group, or any of their business, employees, directors, officers, or shareholders.
     Section 4.06. Non-Competition.
     (a) The Executive agrees that, during the Executive’s employment hereunder and for a period of nine (9) months following the Termination Date, the Executive will not directly, indirectly, or in concert with any other Person: (1) acquire or have any interest in, whether as a proprietor, partner, co-venturer, financier, or investor, any person, firm, partnership, corporation, association, limited liability company, or other entity that directly or through an Affiliate, either (A) offers, solicits, provides, or engages in Conflicting Services or (B) intends to offer, solicit, provide or engage in Conflicting Services; or (2) be employed by or serve as director, officer, servant, agent, representative, or consultant to any person, firm, partnership, corporation, association, limited liability company, or other entity that directly or through an Affiliate, either (A) offers, solicits, provides, or engages in Conflicting Services or (B) intends to offer, solicit, provide or engage in Conflicting Services; provided, however, that nothing contained herein shall be deemed to prevent the Executive from acquiring through market purchases and owning, solely as an investment, less than three percent (3%) in the aggregate of any publicly traded equity securities.
     (b) the Executive and the Corporation agree that the market for the Controlled Group’s products and services is multinational, so that this Section 4.06 applies to the Executive’s activities within the United States, Europe and such other countries or territories in which the Parent and/or the Controlled Group may carry on its business from time to time.

     Section 4.07. Ownership of Information.
     (a) The Executive will make full and prompt disclosure to the Corporation and Parent of all inventions, improvements, discoveries, methods, developments, software and works of authorship, whether patentable or not, which are created, made or reduced to practice by the Executive or under the Executive’s direction or jointly with others during the Executive’s employment by the Corporation, whether or not during normal working hours or on the premises of the Corporation, and which are directly related to the products and services provided by the Controlled Group, all of which are collectively referred to in this Agreement as “Developments”; provided, however, the term “Developments” shall not include any inventions, improvements, discoveries, methods, developments, software and works of authorship which are generally known to others engaged in similar businesses or activities and which are published or otherwise in the public domain other than through any act or omission of the Executive in breach of this Agreement.
     (b) The Executive agrees to assign and does hereby assign to the Corporation (or any person or entity designated by the Corporation) all of the Executive’s right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications, and to the extent that any Developments are not assignable, the Executive hereby grants the Corporation a perpetual royalty-free, worldwide, non-exclusive right and license to make, use, sell, distribute, license, create derivative works of such Development. The Executive understands that, to the extent this Agreement shall be construed in accordance with the laws of any jurisdiction which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 4.07 shall be interpreted not to apply to any invention which a court of competent jurisdiction rules and/or the Corporation agrees falls within such classes. The Executive also hereby waives all claims to moral rights in any Developments.
     (c) The Executive agrees to cooperate fully with the Corporation, both during and after the Executive’s employment with the Corporation, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in England and in foreign countries, including the United States) relating to Developments. In furtherance of the foregoing obligations: (1) the Executive shall sign all papers, including copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Corporation may deem necessary or desirable in order to protect its rights and interests in any Development; and (2) if the Corporation is unable, after reasonable effort, to secure the signature of the Executive on any such papers, any executive officer of the Parent shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Executive, and the Executive hereby irrevocably designates and appoints each executive officer of the Parent as the Executive’s agent and attorney-in-fact to execute any such papers on the Executive’s behalf, and to take any and all actions as the Parent may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

     (d) Except to the extent previously disclosed to and acknowledged by the Corporation in writing, there exist no inventions, improvements, discoveries, methods, developments, software or works of authorship, whether patentable or not, made, conceived, discovered or reduced to practice by the Executive alone or with others prior to the Executive’s employment by Corporation and/or its predecessors (“Prior Developments”). The Executive covenants and agrees that the Executive (1) shall not include or use any intellectual property of the Executive or third parties (including Prior Developments) in Developments without first notifying and receiving Corporation’s written consent to do so, and (2) the Executive hereby grants Corporation a perpetual, royalty-free, worldwide, non-exclusive right and license to use, license, distribute, create derivative works of and incorporate into Developments all Prior Developments that the Executive may from time to time include or incorporate into Developments.
     Section 4.08. Publication of Covenants.
     (a) The Executive agrees that if the Executive is offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity in a business while the covenants in Article 4 of this Agreement are in effect, the Executive will inform the Executive’s potential employer, partner, co-owner and/or others involved in managing the business which the Executive had an opportunity to join of the existence of this Agreement and will provide such person or persons with a copy of this Agreement.
     (b) The Executive authorizes the Corporation to provide copies of this Agreement to any of the persons or entities described in Section 4.08(a) above and to make such persons aware of the Executive’s obligations under this Agreement.
     Section 4.09. Injunctive Relief from Violation of Covenants. The Executive recognizes that irreparable damage will result to the Parent and the Corporation in the event of the violation of any covenant contained in this Article 4 and agrees that in the event of such violation, the Parent and the Corporation shall be entitled, in addition to its other legal or equitable remedies and damages, to temporary and permanent injunctive relief to restrain against such violation(s) thereof by the Executive and by all other persons acting for or with the Executive, including the cost of reasonable attorney’s fees.

     Section 4.10. Reasonableness of Restrictions.
     (a) Executive and the Corporation agree that they have attempted to restrict the Executive’s activities to a reasonable degree appropriate to protect the interests of the Parent and the Corporation. If any provision of this Agreement or of a clause hereof is determined to be illegal or unenforceable by any court of law or any competent governmental or other authority, the remaining provisions within that clause and the remainder of this Agreement shall be severable and enforceable in accordance with their terms, so long as this Agreement, without such terms or provisions, does not fail of its essential purpose. The parties shall negotiate in good faith to replace any such illegal or unenforceable provisions with suitable substitute provisions which will maintain as far as possible the purposes and the effect of this Agreement.
     (b) The Executive further acknowledges that enforcement of the restrictions in this Agreement by restraining order, injunction or otherwise will not prevent the Executive from earning a livelihood or cause the Executive irreparable harm.
     Section 4.11. Calculation of Time Periods. The periods specified in this Article 4 shall each be reduced by the duration of any period immediately prior to the date of termination during which the Corporation, in exercising its rights under the provisions of Section 3.03, suspends the Executive from performance of his duties.
ARTICLE 5
General Provisions
     Section 5.01. Assignment. The Corporation may assign this Agreement and any of its rights and obligations hereunder to any member of the Controlled Group or to any successor to the Corporation’s (or such member of the Controlled Group’s) business. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.
     Section 5.02. Notices. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given upon delivery or refusal by the party to accept delivery to the respective addresses set forth below:
     if to the Corporation, to:
Vocus Europe Limited
c/o Vocus, Inc.
4296 Forbes Boulevard
Lanham, Maryland 20706
United States of America
Attention: Chief Financial Officer
Facsimile No.: (301) 459-6092
     if to the Executive, to:
Mr. Andrew Muir
8 Southwood Lane
London, N6 5EE
United Kingdom
Facsimile No.: (00 44) 208-340-3997

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.
     Section 5.03. Amendment and Waiver. No amendment or modification of this Agreement shall be valid or binding upon (a) the Corporation unless approved by the Board of Directors and made in writing and signed by an officer of the Corporation other than the Executive, and (b) upon the Executive unless made in writing and signed by him.
     Section 5.04. Non-Waiver of Breach. No failure by either party to declare a default due to any breach of any obligation under this Agreement by the other, nor failure by either party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach.
     Section 5.05. Governing Law. This Agreement shall be governed by, and construed in accordance with, English law.
     Section 5.06. Jurisdiction. In relation to any legal action or proceedings arising out of or in connection with Article 4 of this Agreement and/or any statutory implied rights of the Executive and/or the Corporation (“Proceedings”), each of the parties irrevocably submits to the exclusive jurisdiction of the English courts located in London, England and waives any objection to Proceedings in such courts on the grounds of venue or on the grounds that Proceedings have been brought in an inappropriate forum.
     Section 5.07. Entire Agreement. This Agreement contains all of the terms agreed upon by the Corporation and the Executive with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications between the parties dealing with such subject matter, whether oral or written.

     Section 5.08. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the transferees, successors and assigns of the Corporation, including any company with which the Corporation may merge or consolidate.
     Section 5.09. Headings; Cross-References. The headings and captions contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement. All references to “GBP” or shall be to Great Britain Pound Sterling , and all references to “days” shall be to calendar days unless otherwise specified. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
     Section 5.10. Counterparts. This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which when taken together, shall be and constitute one and the same instrument.
ARTICLE 6
Statutory Provisions under English Law
     Section 6.01. Commencement of Employment. The Executive’s continuous employment began on the Effective Date.
     Section 6.02. Collective Agreements. There are no collective agreements with trade unions which directly affect the terms and conditions of the Executive’s employment.
     Section 6.03. Discipline and Grievances. Details of the grievance and disciplinary arrangements (if any) which apply to the Executive (which for the avoidance of doubt shall not form part of the Executive’s contract of employment) are available from the Board of Directors.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first written above.

VOCUS EUROPE LIMITED
By:
	Name:	Stephen A. Vintz
	Title:	Director

The Executive:

Andrew Muir

Undertaking:
The undersigned undertakes to ensure that the Corporation pays the Executive’s salary and provides the benefits which the Corporation is obliged to provide to the Executive under this Agreement during the term of the Executive’s employment.

VOCUS, INC.
By:
	Name:	Stephen A. Vintz
	Title:	Chief Financial Officer

Schedule A
COMPANY PROPERTY
     For purposes of this Agreement, Corporation Property shall include but not be limited to:
1.	All lists of and information pertaining to any Customer or Potential Customer

2.	All Protected Information

3.	All notes, files, correspondence (including copies of e-mail or voice mail messages) and memoranda prepared or received in the course of employment

4.	All manuals reports, records, notebooks, plans, photographs, specifications, technical data and drawings prepared or received in the course of employment

5.	All computers, printers, computer hardware and software, computer programs, program listings, diskettes, CD’s, DVD’s, audio and videotapes; downloads and source/object codes.

6.	All information obtained from the Parent’s CRM system or Contract Management System.

Exhibit A
Form of Stock Option Grant